IBSS REFINANCES ITS SENIOR SECURED NOTE
Columbia, SC – (PR NEWSWIRE) – January 6, 2006 – Integrated Business Systems and Services, Inc. (IBSS) (OTCBB:IBSS) announced that, effective December 31, 2005, it has refinanced the terms of its senior secured note issued on January 1, 2003, which had a past due balance outstanding on September 30, 2005 of $636,859. The Company and the holder of the note agreed to amend and restate the 2003 note in exchange for the payment by the Company of cash in the amount of $322,000, the delivery of a note in the principal amount of $156,444 bearing interest at a non-compounded rate of 7.25% per annum and maturing on December 31, 2007, and the issuance of 1,003,318 shares of the Company’s common stock. The new note is scheduled to be repaid in monthly installments of $5,000, with a balloon payment of $56,715 on December 31, 2007. The note holder will retain a first priority security interest in all of the assets of the Company for so long as the note remains outstanding.
George Mendenhall, Chief Executive Officer of IBSS, stated, “We are delighted to have significantly strengthened our financial condition by successfully refinancing this note. We believe that this will allow IBSS more flexibility to expand its business and is another important step toward achieving our strategic goals in 2006.”
About IBSS
IBSS is the creator of Synapse™, a groundbreaking software technology. Synapse™ is a complete framework and methodology used to create, implement and manage a wide variety of dynamic, distributed, networked and real-time enterprise applications including RFID, quickly and efficiently. Global enterprises utilizing Synapse™ leverage the power of its single, flexible framework to enjoy tremendous time and cost advantages in the development, deployment and on-going management of customized applications.
Enabled by Synapse™ to take competitive advantage of cutting-edge technologies such as wireless networking, mobile computing and RFID, IBSS and its strategic partners bring solutions to customers for mission-critical applications in manufacturing, distribution, healthcare, finance, insurance, retail, education and government. IBSS is headquartered in Columbia, South Carolina. For more information about IBSS and its Synapse™ technologies and services, call 803-736-5595 or 800-553-1038, or visit www.ibss.net.
Except for historical information, the matters discussed in this news release include forward-looking statements that involve a number of risks and uncertainties. Actual results may vary significantly as a result of a number of factors, including, but not limited to, risks associated with the Company’s ability to satisfy its obligations incurred in recent private placements of secured debt, risks in product and technology development and integration, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions and other risk factors detailed in Exhibit 99.1 of our Annual Report on Form 10-KSB for the year ended December 31, 2004 and in other filings the Company makes with the Securities and Exchange Commission. Copies of these filings may be obtained from the Securities and Exchange Commission at its principal office in Washington, DC at prescribed rates by calling 1-800-SEC-0330. These filings are also available electronically through the Internet World Wide Web site maintained by the Securities and Exchange Commission at the Internet address: http://www.sec.gov.
At Elite Financial Communications Group, LLC
Dodi Handy, CEO and President
407-585-1080 or ibss@efcg.net